5/1/95








         STOCK EXCHANGE AGREEMENT
         BY AND AMONG
         INTERSOLV, INC.,
         PC STRATEGIES & SOLUTIONS, INC.,
         AND
         THE SHAREHOLDER NAMED HEREIN
         MAY 1, 1995, EFFECTIVE DATE


         TABLE OF CONTENTS

         Page

ARTICLE I
         EXCHANGE OF PCS COMMON STOCK                      1
         1.01          Exchange.                           2
         1.02  Exchange Consideration.                     2
         1.03  The Closing.                                2
         1.04  Deliveries at the Closing.                  2

ARTICLE II
         REPRESENTATIONS AND WARRANTIES OF
         THE SHAREHOLDER AND THE COMPANY                   3
         2.01  Corporate Organization                      3
         2.02  Capital Stock                               4
         2.03  Subsidiaries                                4
         2.04  No Violation                                6
         2.05  Financial Statements                        6
         2.06  No Undisclosed Liabilities                  8
         2.07  Absence of Certain Changes                  8
         2.08  Contracts and Insurance                     9
         2.09  Title to Property; Leases                  10
         2.10  Litigation                                 15
         2.11  Tax Matters                                16
         2.12  Intellectual Property Rights               19
         2.13  Employee Benefit Plans; Employees          20
         2.14  Labor Matters                              23
         2.15  Compliance with Applicable Laws            23
         2.16  Accounts Receivable                        23
         2.17  Access                                     24
         2.18  Accounting Treatment                       24

ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF
         THE SHAREHOLDER                                  24
         3.01  Stock Ownership                            24
         3.02  Authorization                              25
         3.03  Title to PCS Common Stock                  25
         3.04  No Violation                               25
         3.05  Public Announcements                       26
         3.06  Acquisition of INTERSOLV Common Stock      26

ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF
         INTERSOLV                                        27
         4.01  Corporate Organization                     27
         4.02  Authorization                              28
         4.03  No Violation                               28
         4.04  Governmental Authorities                   29
         4.05  SEC Documents; Financial Statements        29
         4.06  No Undisclosed Liabilities                 31
         4.07  Absence of Certain Changes                 31
         4.08  Public Announcements                       32

ARTICLE V
         CONDUCT OF THE COMPANY'S BUSINESS
         PENDING THE CLOSING                              33
         5.01  General                                    33
         5.02  Covenants                                  33

ARTICLE VI
         OBLIGATIONS OF THE SHAREHOLDER                   34
         6.01  Confidentiality                            34
         6.02  Best Efforts                               34

ARTICLE VII
         CONDITIONS PRECEDENT TO THE OBLIGATIONS
         OF INTERSOLV                                     35
         7.01  Representations and Warranties; PerformancE35
         7.02  Opinion of Counsel.                        36
         7.03  Employment and Non-Competition Agreements  36
         7.04  Resignation of Directors and Officers      36
         7.05  Registration Rights Agreement              36
         7.06  Accounting Treatment                       36
         7.07  Option Agreements                          36

ARTICLE VIII
         CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
         THE SHAREHOLDER                                  37
         8.01  Representations and Warranties; PerformanCE37
         8.02  Opinion of Counsel                         37
         8.03  Valid Issuance of INTERSOLV Shares         38
         8.04  Registration Rights                        38
         8.05  Employment and Non-Competition Agreements  38
         8.06  Option Agreements                          38

ARTICLE IX
         INDEMNIFICATION                                 38
         9.01  Shareholder Indemnification.              39
         9.02  INTERSOLV Indemnification                 39
         9.03  Claims by Third Parties                   40
         9.04  Set-off                                   40
         9.05  Limitations                               40

ARTICLE X
         MISCELLANEOUS PROVISIONS                       41
         10.01  Amendment and Modification              41
         10.02  Waiver of Compliance; Consents          42
         10.03  Investigations; Survival of Representations
                and Warranties                          42
         10.04  Notices                                 42
         10.05  Assignment                              43
         10.06  Counterparts                            44
         10.07  Headings; Interpretation                44
         10.08  Governing Law                           44
         10.09  Time of Essence                         44
         10.10  Specific Performance                    45
         10.11  Attorneys' Fees                         45
         10.12  Entire Agreement                        45
         10.13  Expenses                                45
         10.14  Severability                            46
         10.15  Personal Releases                       46
         10.16  Stock Options                           47
         10.17  Other Employment Agreements             47
         10.18  Art Work                                48


Exhibits

         Exhibit 1A         Employment and Non-Competition Agreement
         Exhibit 1B         Employment and Non-Competition Agreement
         Exhibit 2          Registration Rights Agreement
         Exhibit 3          Company Disclosure Schedule
         Exhibit 4          Company Financial Statements
         Exhibit 5          INTERSOLV Disclosure Schedule
         Exhibit 6          Opinion of Counsel to the Shareholder
         Exhibit 7          Opinion of Counsel to INTERSOLV
         Exhibit 8          Option Letter Agreement



         STOCK EXCHANGE AGREEMENT

         THIS STOCK EXCHANGE AGREEMENT ("Agreement"), dated as of
May 1, 1995, by and among (i) INTERSOLV, Inc., a Delaware corporation ("INTERSOLV"), (ii) Michael I. Goldman (the
"Shareholder"), and (iii) PC Strategies & Solutions, Inc., a
New Jersey corporation (the "Company").

         R E C I T A L S:
         A. The Company is a duly incorporated New Jersey corporation; its authorized capital stock consists of 2,500 shares of common stock, no par value per share (the "PCS
Common Stock"), of which 100 shares are duly and validly issued, outstanding and owned by the Shareholder.
         B. The Shareholder intends to exchange with INTERSOLV all of the outstanding PCS Common Stock (intended to be a tax free reorganization under Section 368(a)(1) of the Internal
Revenue Code) for certain consideration under the terms and conditions set forth herein.
         FOR GOOD AND VALUABLE CONSIDERATION, the parties hereto agree as follows:
         ARTICLE I
         EXCHANGE OF PCS COMMON STOCK
         1.01 Exchange. On and subject to the terms and conditions set forth herein, INTERSOLV agrees to acquire from the Shareholder, and the Shareholder agrees to transfer and deliver to INTERSOLV, all right, title and interest in and to all outstanding PCS Common Stock, for the consideration specified below in this Article I.
         1.02 Exchange Consideration. At the "Closing" (as defined below) INTERSOLV shall issue 675,000 shares of its common stock, par value $0.01 per share ("INTERSOLV Common
Stock"), to the Shareholder in exchange for all of the PCS
Common Stock.
         1.03 The Closing. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Robert A. Sochor, Esq., or at such other place or places and at such other time as the parties may agree. For all purposes hereunder, the transactions contemplated hereby shall be deemed to occur on May 1, 1995 (the "Closing
Effective Date").
         1.04 Deliveries at the Closing. In addition to the other documents and instruments required to be delivered by any party pursuant to this Agreement, at the Closing, (i) the Shareholder will deliver to INTERSOLV stock certificates representing all of the outstanding PCS Common Stock, properly endorsed in blank or accompanied by duly executed assignment documents, (ii) INTERSOLV and the Shareholder will deliver to each other an executed Employment and Non-Competition
Agreement in the form of Exhibit 1A hereto, (iii) INTERSOLV will deliver to Safdie an executed Employment and Non-
Competition Agreement in the form of Exhibit 1B hereto, provided Safdie has executed and delivered to INTERSOLV such Agreement, (iv) each director and officer of the Company will deliver to INTERSOLV a letter evidencing the resignation as of the Closing of each such person from each such position with the Company, (v) INTERSOLV will deliver to the Shareholder stock certificates representing 607,500 shares of INTERSOLV
Common Stock and 67,500 shares of INTERSOLV Common Stock,
(vi) INTERSOLV and the Shareholder will execute and deliver a Registration Rights Agreement substantially in the form of
Exhibit 2 hereto (the "Registration Rights Agreement"), and
(vii) the Shareholder will deliver to INTERSOLV fully executed copies of the option letter agreement with Safdie substantially in the form of Exhibit 8 hereto (the "Option
Letter Agreement") and the Option Escrow Agreement.
         ARTICLE II
         REPRESENTATIONS AND WARRANTIES OF
         THE SHAREHOLDER AND THE COMPANY
         The Shareholder and the Company, jointly and severally, hereby represent and warrant to INTERSOLV that, except as stated in the disclosure schedule attached hereto as Exhibit 3
(the "Company Disclosure Schedule"):
         2.01 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of New Jersey and has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; the Company is duly qualified or licensed to do business as a foreign corporation in each jurisdiction set forth on the Company Disclosure Schedule, which are the only jurisdictions in which such qualification or authorization is required by law and in which failure so to qualify or be authorized could have a material adverse effect on the business, properties, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries (as defined below) considered as a whole; the Company Disclosure Schedule contains complete and correct copies of the Company's articles of incorporation and bylaws, as amended to date and as now in effect.
         2.02 Capital Stock. The Company's authorized capital stock consists of 2,500 PCS Common Stock of no par value, of which 100 shares are issued and outstanding. All issued and outstanding PCS Common Stock are duly and validly issued, fully paid and nonassessable. Except for such PCS Common
Stock, there are no shares of capital stock of the Company issued and/or outstanding. There are no outstanding options, warrants, rights, contracts, commitments, understandings or arrangements by which the Company is bound to issue any additional shares of its capital stock or any security convertible thereunto or exercisable or exchangeable therefor.
         2.03 Subsidiaries. Except for the subsidiaries listed in the Company Disclosure Schedule (individually, a
"Subsidiary" and collectively, the "Subsidiaries"), each of which is a duly organized and validly existing corporation in good standing in the jurisdiction of its incorporation, as set forth in the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation, partnership or other entity or have any direct or indirect equity or ownership interest in any business other than the business conducted by the Company.
 With respect to each Subsidiary: (a) the Company owns directly or indirectly all of such Subsidiary's outstanding capital stock; (b) all such outstanding capital stock is duly and validly issued, fully paid and nonassessable; (c) there are no outstanding options, warrants, rights, contracts, commitments, understandings or arrangements by which the Subsidiary is bound to issue any additional shares of its capital stock or any security convertible thereunto or exercisable or exchangeable therefor; (d) the Subsidiary is qualified or licensed to do business as a foreign corporation in the jurisdictions identified in the Company Disclosure
Schedule, which are all of the jurisdictions in which the character of its properties or the nature of its business makes such qualification or licensing necessary (except for such jurisdictions in which the failure to so qualify or be licensed could not have a material adverse effect on the business, properties, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries considered as a whole); and (e) the Company
Disclosure Schedule contains complete and correct copies of each Subsidiary's articles of incorporation and bylaws, as amended to date and as now in effect.
         2.04 No Violation. Other than as disclosed in the Company Disclosure Schedule, neither the Company nor any Subsidiary or any of their respective properties is subject to or obligated under any law, rule or regulation of any governmental authority, or any order, writ, injunction or decree, or any agreement, instrument, license, franchise or permit, which would be breached or violated by the performance of this Agreement and the consummation of the transactions contemplated hereby. The performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with, result in a breach or violation of, or a default under (i) the Company's articles of incorporation or bylaws, (ii) any obligation under any mortgage, lease, agreement or instrument applicable to the Company or any Subsidiary or any of their respective properties or (iii) any law, rule, regulation, judgment, order or decree of any government or governmental or regulatory authority or court having jurisdiction over the Company or any Subsidiary or any of their respective properties, except, in the case of clauses (ii) and (iii) hereof, where such conflict, breach, violation or default would not have a material adverse effect on the business, properties, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries considered as a consolidated entity.
         2.05 Financial Statements. The Shareholder has made available to INTERSOLV and has attached hereto as Exhibit 4 true and complete copies of the Company's financial statements for the years ended September 30, 1994, 1993 and 1992 each of which has been reviewed by M.I. Grossman Company, independent financial auditors (the "Company Financial Statements"). The
Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of the Company and its Subsidiaries as of their respective dates and the related consolidated results of operations and cash flows for the periods then ended. For purposes of this Agreement, the unaudited consolidated balance sheet of the Company and its Subsidiaries at March 31, 1995, including the notes thereto, is hereinafter referred to as the "Company Balance Sheet."
The Shareholder has provided to INTERSOLV the Company Balance
Sheet and the related consolidated statements of income and cash flows, for the Company and its Subsidiaries, for the six months ended March 31, 1995 (collectively, the "March
Financial Statements"). The March Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of the Company and its Subsidiaries as of its date and the related consolidated results of operations for the periods then ended, except for any adjustment described therein and the absence of complete footnotes thereto.
         2.06  No Undisclosed Liabilities.  Except for
(a) liabilities and obligations disclosed in the Company
Disclosure Schedule and (b) liabilities and obligations incurred in the ordinary course of business since the date of the Company Balance Sheet and the obligations expressly set forth in this Agreement, neither the Company nor any Subsidiary nor any of their respective properties is subject to any material liability or obligation (absolute, accrued, contingent or otherwise) which was not fully reflected or reserved against in the Company Balance Sheet.
         2.07 Absence of Certain Changes. Except as disclosed in the Company Disclosure Schedule or as contemplated or permitted by this Agreement, since the date of the Company
Balance Sheet there has not been: (a) any material adverse change in the business, properties, condition (financial or otherwise), operations or prospects of the Company and its Subsidiaries considered as a consolidated entity; (b) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the properties or business of the Company and its Subsidiaries considered as a consolidated entity; (c) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) in respect of the capital stock of the Company, or any redemption or other acquisition of such stock by the Company or any Subsidiary; (d) any increase in the compensation payable or to become payable by the Company or any Subsidiary to their respective employees or any adoption of or increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such employees, except increases occurring in the ordinary course of business, including payments to the Shareholder of $50,000 and to Safdie of $25,000 in earned compensation to be paid prior to closing out of the Company's existing cash account, as set forth in the Company Disclosure Schedule; (e) a loss of five or more employees or the addition of five or more employees; (f) any sale or transfer by the Company or any Subsidiary affecting any tangible or intangible asset, any mortgage or pledge or creation of any security interest, lien or encumbrance affecting any such asset, any lease of property, including equipment, or cancellation of any debt or claim; (g) any transaction by the Company or any Subsidiary not in the ordinary course of business; (h) any change by the Company or any Subsidiary in accounting methods or principles;
or (i) any understanding or agreement, whether in writing or otherwise, to take any action described in this Section 2.07.
         2.08 Contracts and Insurance. Except as disclosed in the Company Disclosure Schedule, there are (a) no employment agreements, other personal service agreements, non-competition agreements, confidentiality agreements or agreements with respect to inventions to which the Company or any Subsidiary is a party and (b) no contracts (including license agreements, maintenance agreements, support contracts, distribution agreements and leases, if any, but excluding employee benefit plans or arrangements listed pursuant to Section 2.13) to which the Company or any Subsidiary is a party, which is material to the Company and its Subsidiaries considered as a consolidated entity, or which by its terms involves the future payment by or to the Company or a Subsidiary of $5,000 or more. Neither the Company nor any Subsidiary, nor any other party to any such agreement or contract, has breached or violated any provisions of, or is in default under the terms of, nor will compliance with the terms of this Agreement result in a breach of or default in, any contract, agreement, plan, lease or license, a breach or violation of which or a default under which would have a materially adverse effect upon the business, properties, condition (financial or other-wise), operations or prospects of the Company and its Subsidi-aries considered as a consolidated entity. The Company
Disclosure Schedule includes a true and correct schedule of all policies of insurance carried by the Company and its Subsidiaries. Such policies are in full force and effect, and no notice of cancellation has been received for any of such policies.
         2.09  Title to Property; Leases.
         (a) The Company or its Subsidiary, as the case may be, has good and marketable title to all real property and good and sufficient title to all material property and assets which are not real property, reflected in the Company Balance Sheet or acquired after the date of the Company Balance Sheet
(except properties and assets sold or otherwise disposed of since the date of the Company Balance Sheet in the ordinary course of business, and except those that are leased, as to which it has valid and enforceable leases), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) statutory liens for real and personal property taxes not yet delinquent or payable subsequent to the date of this Agreement and statutory or common law liens securing the payment or performance of any obligation of the Company or a Subsidiary, the payment or performance of which is not delinquent, or which are payable or performable without interest or penalty subsequent to such date, or the validity of which are being contested in good faith by the Company or a Subsidiary; (ii) the rights of customers of the Company with respect to inventory or work in process under orders or contracts entered into by the Company or a Subsidiary in the ordinary course of business; (iii) such imperfections or irregularities of title, liens, easements, charges or encumbrances as do not materially detract from or materially interfere with the use of the properties or assets subject thereto, or affected thereby, or otherwise materially impair business operations at such properties; (iv) such imperfections or irregularities of title, liens, easements, charges or encumbrances as would not materially interfere with the sale of, or materially detract from the aggregate value of, such properties and assets; and (v) as expressly disclosed in the Company Disclosure Schedule. The material buildings, machinery and equipment of the Company and its Subsidiaries reflected in the Company Balance Sheet are in satisfactory operating condition and repair (excepting normal wear and tear, defects the cost of repairing which would not be material, any need for ordinary, routine maintenance and repairs, and such as have been sold or otherwise disposed of since the date of the Company Balance Sheet in the ordinary course of business).
         (b)         For the purposes of this Agreement:
                  (i) "Product" means the development stage and prototype computer programs and work in process associated therewith known as (A) Power Builder Class Library, (B) Power
Builder Developers Workbench, (C) Domain Login Facility
Prototype, and (D) Microsoft Mail Command Line Wrapper, all as more fully described in the Company Disclosure Schedule and including all copyrights (including rights in the structure, sequence and organization of the Product, all screen layouts, command sequences and user interfaces). The term "Product" shall include all present and predecessor versions of the above programs and related source and object code and all right to manufacture, use and sell the same. "Product" shall also include all rights, claims and causes of action arising out of any employment, non-competition, confidentiality or other similar agreement, obligation or understanding between, or arising out of, any existing or former employee's employment relationship with the Company or any Subsidiary, to the extent that such rights relate to the software products described above. There are no copyright registrations, copyright applications or patent rights (including, without limitation, issued patents, applications, divisions, continuations and continuations-in-part, reissues, patents of addition, utility models and inventors' certificates) on such Product.
                  (ii)  "Documentation" means all existing
specifications and documents for the use and maintenance of the Product, including, but not limited to, all user guides, installation guides, systems listings, narrative descriptions, file layouts, logic flow diagrams, source and load modules, output reports, test or other data, test programs, and other necessary information that is owned, used or held by the Company or any Subsidiary. Only limited documentation has been created to date with respect to the Product.
                  (iii) "Intellectual Property" means any and all right, title and interest of the Company or any Subsidiary in and to: all patents, registered or unregistered tradenames, trademarks and servicemarks and registered or unregistered copyrights and applications therefor ("Rights") owned by the Company or any Subsidiary (collectively, "Company Rights");
trade secrets, customer lists, methodologies, proprietary development and marketing information and know-how, inventions, inventors' notes, drawings, and designs associated with any of the foregoing, relating to the business of the Company.
                  (iv) The Company or its Subsidiaries have full and exclusive right, title and interest in and to the Product, Documentation and Intellectual Property, free and clear of all claims, liens, encumbrances, licenses and other interests, except for those specifically disclosed on the Company
Disclosure Schedule, and neither the Company nor any of its Subsidiaries has any obligation to any other person or entity with respect to the Product, Documentation or Intellectual
Property, except as disclosed in the Company Disclosure
Schedule. The Company has the right to bring actions for infringement of the Product, the Documentation and the Intellectual Property, and none of the Intellectual Property infringes the rights of any other person. The Company has taken all action necessary to maintain as trade secrets the source codes and all other proprietary portions of the Product described in the Company Disclosure Schedule. Except as set forth in the Company Disclosure Schedule, no source or object code of any software included in the Product is subject to escrow. Except as disclosed in the Company Disclosure
Schedule, the Company has all rights to any existing versions of the Product for use in various computer operating environments and has all rights to convert the Product for use in all other computer operating environments.
         (c) Set forth in the Company Disclosure Schedule is a true and correct list of each lease or occupancy agreement with respect to which the Company or any of its Subsidiaries is the tenant (collectively, the "Company Leases" and individually, a "Company Lease"), which list sets forth the date of each such Company Lease and any amendment thereto.
The information set forth in the Company Disclosure Schedule with respect to each Company Lease is true and correct in all material respects. Each of the Company Leases is in full force and effect and, except as expressly set forth in the Company Disclosure Schedule, (i) no Company Lease has been modified, amended, cancelled or terminated; (ii) neither the Company, nor any of its Subsidiaries nor any other party to any Company Lease, is in material default of any of its respective obligations thereunder; (iii) no notice has been given or received by the lessee under any Company Lease, alleging a default by the recipient of such notice or a claim or offset against the enforcement of such recipient's rights under such Company Lease; and (iv) no consent or approval of the lessor under any Company Lease or of any other party is required to permit the transactions contemplated by this Agreement, and such transactions will not conflict with, or result in any breach or violation of, or default under, any Company Lease, entitle the lessor to cancel or terminate the same or otherwise materially adversely affect the rights of the lessee thereunder. The copies of the Company Leases that have heretofore been delivered or made available to INTERSOLV are true, complete and correct copies of the Company Leases and reflect and constitute the entire agreement between the lessor and lessee thereunder concerning the leasing of and/or occupancy of the premises or property covered thereby.
         2.10 Litigation. There is no investigation, suit, action, proceeding or claim (including breach of warranty and product liability claims) involving $5,000 or more (or of material significance because of the nonmonetary relief sought), pending or threatened or contemplated against the Company or any Subsidiary or materially affecting the business, properties, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries considered as a consolidated entity, nor is there any such judgment, decree, injunction, or order of any court or governmental department, commission, agency or instrumentality outstanding against the Company or any Subsidiary. Neither the Company nor any Subsidiary nor any of their respective properties or assets is subject to any other judgment, injunction or decree that materially and adversely affects the business, properties (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries considered as a consolidated entity.
         2.11  Tax Matters.
         (a) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith) (including, without limitation, federal, state, city, county, local, foreign, or other income, franchise, capital, withholding, real or tangible property, employment, unemployment compensation, transfer, sales, use, excise and all other taxes of any kind) imposed by the United States or any state, city, county, country or foreign government or subdivision or agency thereof, whether disputed or not, and (ii) "Transaction" means any one or more transactions, acts, events, or omissions of whatever nature.
         (b) The Company and each of its Subsidiaries have filed on a timely basis all returns and reports, including all estimated returns and reports of every kind, and have timely given all notices, in respect of Taxes required to be filed or given under applicable law within the applicable statute of limitations period by any of them. Such returns, reports and notices are complete and accurate in all material respects.
All Taxes shown on such returns or reports have been, and all Taxes subsequently assessed with respect to the periods and or Transactions to which such returns or reports relate have been or will be, timely, and fully paid except for amounts that the Company is contesting in good faith, as set forth in the Company Disclosure Schedule. Except as set forth in the Company Disclosure Schedule, no extensions of time to file such reports or returns or waivers of statutes of limitation have been granted. The provisions in the March Financial
Statements for Taxes currently payable and for deferred Taxes are adequate in all material respects to provide for such Taxes for which the Company and its Subsidiaries taken as a whole may be liable in respect of periods or Transactions through the dates thereof. Such provisions do not assume the availability of any loss carryforwards. Based on the Company's federal income tax returns as filed (taking into account any amendments) and based on estimates for its current taxable year, the Company has no federal net operating losses, capital losses or tax credits available for carryforward. The federal income taxes of the Company and its Subsidiaries have not been examined by the Internal Revenue Service (the "IRS").
 No fact or condition exists relating to any past or present Transaction, except as set forth in the Company Disclosure
Schedule, which, if known to any tax authority having jurisdiction, would likely result in a successful challenge by such authority of the treatment or omission of such factor or condition on any tax return, report or notice of the Company or its Subsidiaries, and no issue has arisen in any examination of the Company by the IRS that, in either case, if raised with respect to any other period not so examined would result in a proposed material deficiency for any other period not so examined, if upheld. The Company and its Subsidiaries have made all payments of estimated Taxes required to be made under Section 6655 of the Internal Revenue Code of 1986, as amended (the "Code") and any comparable provisions of state, local or foreign law. All such amounts that are required to be remitted to any taxing authority have been duly remitted, except for such amounts as the Company is contesting in good faith as set forth in the Company Disclosure Schedule. Except as set forth in the Company Disclosure Schedule, there is no pending nor threatened or contemplated action, audit, proceeding or investigation for the assessment or collection of Taxes of the Company or any of its Subsidiaries. Except as set forth in the Company Disclosure Schedule, there are no requests for rulings, outstanding subpoenas or requests for information with respect to Taxes of the Company or any of its Subsidiaries, proposed reassessments of any property owned or leased by the Company or any of its Subsidiaries, or similar matters pending with respect to any taxing authority. Except as set forth in the Company Disclosure Schedule, no power of attorney has been granted by the Company or any of its Subsidiaries with respect to any matter relating to Taxes which is currently in force. Any adjustment of Taxes of the Company or its Subsidiaries made by the IRS in any examination which is required to be reported to the appropriate state, local or foreign taxing authorities has been reported and any additional amount due with respect thereto has been paid except for amounts that the Company is contesting in good faith, as set forth in the Company Disclosure Schedule.
         (c) The Company has provided to INTERSOLV copies of all material revenue agent's reports, and other material written assertions of deficiencies or other liabilities for Taxes, of the Company and its Subsidiaries with respect to past periods for which the limitations period has not run.
         (d) The Shareholder has provided to INTERSOLV a copy of the Company's election to be taxed as an S corporation. Such election was duly and timely filed with the IRS and the Company qualified as an S corporation from its inception through September 30, 1993.
         2.12  Intellectual Property Rights.  The Company
Disclosure Schedule accurately identifies all Product, Company
Rights and all Rights licensed to the Company by third parties, the ownership as well as the registered or unregistered status of all the foregoing being separately stated. The effective date of each of the Company Rights is set forth in the Company Disclosure Schedule. The Product, Documentation and Intellectual Property (including all Company
Rights), together with all Rights licensed to the Company by third parties are adequate for the conduct of the business of the Company and its Subsidiaries considered as a consolidated entity. Products manufactured and/or sold and services provided by the Company and its Subsidiaries do not infringe the Rights owned by any other person or entity. Except the Shareholder by virtue of his ownership of PCS Common Stock, no holder of any equity security, director, officer or employee of the Company or any Subsidiary owns, directly or indirectly, any interest in (i) any Product, Documentation or Intellectual
Property, or (ii) any Rights which infringe upon, conflict with, or relate to any Product, Documentation or Intellectual
Property which may supplement, substitute for or compete with any of the Product, Documentation or Intellectual Property or Rights now used by the Company or any Subsidiary.
         2.13  Employee Benefit Plans; Employees.
                  (a) All employee benefit plans or other material arrangements under which or to which the Company or any Subsidiary contributes to or for the benefit of their respective employees are accurately identified in the Company
Disclosure Schedule. All such plans and arrangements have been, and up to the Closing shall continue to be, maintained in compliance in all material respects with, where applicable, the Employee Retirement Income Security Act, as amended
("ERISA"), the Code, all federal and state securities laws, all other applicable federal and state laws, and all regulations and rulings issued by government agencies responsible for the administration or enforcement of one or more such laws. There is no current matter, including any matter involving the administration and operation of such plans or arrangements, which would either materially adversely affect the likelihood of any of such plans or arrangements being deemed to be in compliance with the applicable provisions of any such laws, regulations or rulings or impose any material liability upon the Company and its Subsidiaries considered as a consolidated entity with respect to such plans or arrangements. No such plan or arrangement, nor any trust established thereunder, shall be amended or terminated prior to the Closing, except as may be adopted as a condition to the issuance of a favorable determination letter by the IRS, or as otherwise may be required to comply with the requirements of applicable laws.
         (b) Neither the Company, any Subsidiary, the employee benefit plans listed in the Company Disclosure Schedule nor any trustee or administrator of any such plan has engaged in a transaction in connection with which the Company or any of its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.
         (c) The employee retirement plans listed in the Company Disclosure Schedule as being tax-exempt (collectively the "Pension Plans"), at all times have qualified as tax-exempt plans under Section 401 of the Code, and the trusts which are a part of such Pension Plans (collectively, the "Trusts") at all times have qualified as tax-exempt trusts under Section
501(a) of the Code. All such Pension Plans and Trusts shall continue to so qualify up to the Closing and the Shareholder shall promptly notify INTERSOLV if, at any time, the Shareholder or the Company has knowledge or believes that any Pension Plan or Trust no longer qualifies as such a tax-exempt plan or as such a tax-exempt trust.
         (d) No liability to the Pension Benefits Guaranty Corporation ("PBGC") has been incurred, with respect to any Pension Plan, by the Company or any of its Subsidiaries.
Neither the Company nor any of its Subsidiaries has received notice of the institution of proceedings by the PBGC to terminate any Pension Plan. Included in the Company
Disclosure Schedule is a true and correct list of all notices of reportable events (within the meaning of Section 4043(b) of ERISA) which the Company or any of its Subsidiaries has filed with the PBGC.
         (e) The Company has not been a participating employer in any "multi-employer" or "multiple employer" plans (within the meaning of Sections 4063 and 4064 of ERISA).
         (f) The Company Disclosure Schedule contains a true and complete list identifying each employee of the Company and its Subsidiaries, each such employee's position with the Company and/or its Subsidiaries and the salary and other compensation currently payable to each such employee.
         2.14  Labor Matters.  The Company and each of its
Subsidiaries have complied in all material respects with the Occupational Safety and Health Act, the regulations promulgated thereunder and all other applicable federal, state, local and foreign laws relating to the employment of labor, including any provisions thereto relating to wages, bonuses, collective bargaining, equal opportunity, equal pay and the payment of social security and similar payroll taxes.
 No employees of the Company or any of its Subsidiaries are on strike nor have threatened to strike. Except as set forth in the Company Disclosure Schedule, no unfair labor practice charges are pending or are threatened or contemplated against the Company or any Subsidiary.
         2.15 Compliance with Applicable Laws. The Company and each of its Subsidiaries are in compliance with all foreign, federal, state or local laws, statutes, ordinances, regulations, orders, decrees and judgments applicable to them, the enforcement of which, if any one were not in compliance, would have a materially adverse effect on the business, properties, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries considered as a consolidated entity.
       2.16 Accounts Receivable. Except as set forth in the Company Disclosure Schedule, the accounts receivable reflected on the Company Balance Sheet (or any accounts receivable sold by the Company or any Subsidiary on a recourse basis) arose and will arise from bona fide transactions in the ordinary course of business (except for amounts which are not, individually or in the aggregate, material) and neither the Company nor the Shareholder has any reason to believe that such receivable will not be collected in full or be fully collectible at their face amounts (less any applicable reserves reflected in the March Financial Statements or thereafter established on a basis consistent with the reserves reflected on the March Financial Statements) within 90 days after the Closing.
         2.17 Access. All persons who have had access to the Intellectual Property have executed a non-disclosure agreement with the Company.
         2.18 Accounting Treatment. Neither the Company nor the Shareholder has taken any action which would prevent the transactions contemplated by this Agreement from being accounted for using the pooling of interests method.
         ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF
         THE SHAREHOLDER

         The Shareholder hereby represents and warrants to INTERSOLV that:
         3.01 Stock Ownership. The Shareholder owns all of the outstanding PCS Common Stock and is the exclusive record and beneficial owner of such PCS Common Stock, except for the option granted to Safdie pursuant to the letter agreement dated December 1, 1992. Such letter agreement has not been amended or modified since December 1, 1992.
         3.02 Authorization. The Shareholder has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. No other action by or on behalf of the Shareholder is necessary to authorize and approve this Agreement and the transactions contemplated hereby, and this Agreement has been duly executed and delivered by, and is the legal, valid and binding obligation of, the Shareholder, enforceable against the Shareholder in accordance with its terms.
         3.03 Title to PCS Common Stock. Good and valid title to the PCS Common Stock to be sold by the Shareholder to INTERSOLV under this Agreement, free and clear of any claim, interest, mortgage, pledge, lien or security interest, will be transferred to INTERSOLV at the Closing.
         3.04 No Violation. The Shareholder is not subject to or obligated under any law, rule or regulation of any governmental authority, or any order, writ, injunction or decree, or any agreement, instrument, license, franchise or permit, which would be breached or violated by the Shareholder's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. The execution and delivery of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby do not and will not conflict with or result in a breach or violation of (i) any obligation under any mortgage, lease, agreement or instrument applicable to the Shareholder or (ii) any law, rule, regulation, judgment, order or decree of any government, governmental or regulatory authority or court having jurisdiction over the Shareholder.
         3.05 Public Announcements. Neither the Shareholder nor the Company will issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior approval of INTERSOLV, except as may be required by law or rules of national securities exchange or quotation system.
         3.06  Acquisition of INTERSOLV Common Stock.  The
Shareholder is acquiring the INTERSOLV Common Stock for such Shareholder's own account, for investment purposes only and without any view to resell or effect any distribution of such INTERSOLV Common Stock, other than as contemplated by the Registration Rights Agreement. The Shareholder has been fully informed as to the circumstances under which the Shareholder is required to take and hold such INTERSOLV Common Stock pursuant to the requirements of the Securities Act of 1933
(the "Securities Act") and applicable state securities laws, and that such Shareholder may have to continue to bear the economic risk of such INTERSOLV Common Stock indefinitely.
The Shareholder has been informed that such INTERSOLV Common
Stock may not be transferred or otherwise disposed of unless the INTERSOLV Common Stock is registered or an exemption from such registration is available, as determined by INTERSOLV.
The Shareholder is an "accredited investor" (as defined under Regulation D of the Securities Act) and is otherwise qualified under state and federal securities laws to receive INTERSOLV
Common Stock pursuant to this Agreement.
         ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF
         INTERSOLV
         INTERSOLV represents and warrants to the Shareholder that except as stated in the disclosure schedule attached hereto as
Exhibit 5 (the "INTERSOLV Disclosure Schedule"):
         4.01 Corporate Organization. INTERSOLV is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. INTERSOLV has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns.
         4.02 Authorization. INTERSOLV has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of INTERSOLV (the "INTERSOLV Board") has duly authorized and approved the execution and delivery of this Agreement and the transactions contemplated hereby; and no other corporate proceedings on the part of INTERSOLV are necessary to authorize and approve this Agreement and the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of INTERSOLV, enforceable against INTERSOLV in accordance with its terms.
         4.03 No Violation. Neither INTERSOLV nor any of its subsidiaries (individually, an "INTERSOLV Subsidiary" and collectively, the "INTERSOLV Subsidiaries"), nor any of their respective properties is subject to or obligated under any law, rule or regulation of any governmental authority, or any order, writ, injunction or decree, or any material agreement, instrument, license, franchise or permit, which would be materially breached or violated by the execution, delivery and performance of this Agreement and consummation by INTERSOLV of the transactions contemplated hereby. The execution, delivery and performance of this Agreement by INTERSOLV and the consummation of the transactions contemplated hereby do not and will not conflict with, result in a breach or violation of, or a default under (i) INTERSOLV's charter or bylaws, (ii) any obligation under any mortgage, lease, agreement or instrument applicable to INTERSOLV or any INTERSOLV Subsidiary or any of their respective properties or (iii) any law, rule, regulation, judgment, order or decree of any government or governmental or regulatory authority or court having jurisdiction over INTERSOLV or any INTERSOLV Subsidiary or any of their respective properties, except in the case of clauses
(ii) and (iii) where such conflict, breach, violation or default would not have a material adverse effect on the business, properties, condition (financial or otherwise), results of operations or prospects of INTERSOLV and the INTERSOLV Subsidiaries considered as a consolidated entity.
INTERSOLV and each INTERSOLV Subsidiary will comply in all material respects with all applicable laws, and with all applicable rules and regulations of any governmental authority, in connection with INTERSOLV's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.
         4.04 Governmental Authorities. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to INTERSOLV or any INTERSOLV Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such disclosures, filings, statements and reports under the Securities Exchange Act of 1934, as amended (the
"Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby to be filed with the Securities and Exchange Commission ("SEC") or NASDAQ-
NMS, and (ii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a material adverse effect on INTERSOLV's ability to consummate the transactions hereunder.
       4.05 SEC Documents; Financial Statements. INTERSOLV has made available to the Shareholder true and complete copies of all the documents (other than preliminary material) filed by INTERSOLV with the SEC since April 30, 1994 (collectively, and including all exhibits and schedules thereto and documents incorporated by reference therein, the "INTERSOLV SEC
Documents"). As of their respective filing dates, all INTERSOLV SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and none of the INTERSOLV SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of INTERSOLV and the INTERSOLV Subsidiaries included or incorporated by reference in the INTERSOLV SEC Documents (collectively, the "INTERSOLV
Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of INTERSOLV and the INTERSOLV Subsidiaries as of their respective dates and the consolidated results of their operations and cash flows for the periods then ended, subject, in the case of any unaudited interim financial statements, to the absence of complete footnotes thereto. For purposes of this Agreement, the unaudited consolidated balance sheet of INTERSOLV and the INTERSOLV
Subsidiaries at January 31, 1995, including the notes thereto is hereinafter referred to as the "INTERSOLV Balance Sheet."
INTERSOLV has provided to the Shareholder the unaudited consolidated balance sheet, and related unaudited consolidated statements of income and cash flows, for INTERSOLV, for the fiscal quarter ended January 31, 1995 (collectively, the "INTERSOLV January Financial Statements"). The INTERSOLV
January Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis for the periods involved (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of INTERSOLV and the INTERSOLV Subsidiaries as of its date and the consolidated results of their operations and cash flows for the periods then ended, subject to the absence of complete footnotes thereto.
         4.06  No Undisclosed Liabilities.  Except for
(a) liabilities and obligations disclosed in the INTERSOLV
Disclosure Schedule and the INTERSOLV SEC Documents and
(b) liabilities and obligations incurred in the ordinary course of business since the date of the INTERSOLV Balance
Sheet, liabilities and obligations incurred in connection with the transactions contemplated by this Agreement, and liabilities and obligations contemplated or permitted by this Agreement, neither INTERSOLV nor any INTERSOLV Subsidiary nor any of their respective properties is subject to any material liability or obligation (absolute, accrued, contingent or otherwise) which was not fully reflected or reserved against in the INTERSOLV Balance Sheet.
         4.07 Absence of Certain Changes. Except as disclosed in the INTERSOLV Disclosure Schedule or as contemplated or permitted by this Agreement, since the date of the INTERSOLV
Balance Sheet there has not been: (a) any material adverse change in the business, condition (financial or otherwise), operations or prospects of INTERSOLV and the INTERSOLV
Subsidiaries considered as a consolidated entity; (b) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the properties or business of INTERSOLV and the INTERSOLV Subsidiaries considered as a consolidated entity; (c) any sale or transfer by INTERSOLV or any INTERSOLV Subsidiary of any tangible or intangible material asset, any mortgage or pledge or creation of any security interest, lien or encumbrance of any such material asset, any lease of material real property, including equipment, or cancellation of any material debt or claim, all except in the ordinary course of business; (d) any transaction not in the ordinary course of business; or (e) any change by INTERSOLV or any INTERSOLV Subsidiary in accounting methods or principles whether or not required to be disclosed in a filing under the Exchange Act.
         4.08  Public Announcements.  Prior to the Closing
Effective Date, INTERSOLV will not issue any press release or otherwise make any public statement with respect to this Agreement or the transaction contemplated hereby without the prior approval of the Shareholder, except as may be required by law or rules of national securities exchange or quotation system.
         ARTICLE V
         CONDUCT OF THE COMPANY'S BUSINESS
         PENDING THE CLOSING
         5.01 General. Pending the Closing, in order to maintain the current status quo, and except as otherwise expressly consented to or approved in writing by INTERSOLV, the Shareholder, on behalf of the Company and its Subsidiaries, covenants and agrees with INTERSOLV as set forth in Section
5.02. Any consent or approval requested by any party shall be subject to the reasonable discretion of INTERSOLV.
         5.02  Covenants.
                  (a) Neither the Company nor any of its Subsidiaries shall: (i) amend its charter or bylaws; (ii) effect any material change to its business, assets or organization; (iii) enter into any agreement, understanding, commitment, relationship or transaction with the Shareholder, or otherwise enter into any agreement, understanding, commitment, relationship or transaction except in the ordinary course of business consistent with past practices; (iv) amend, terminate or modify its articles of incorporation or bylaws or any agreement or instrument identified on the Company Disclosure
Schedule; (v) issue, sell, distribute, redeem or otherwise reacquire any securities (including, without limitation, any PCS Common Stock or options thereon); or (vi) declare or pay any dividend or other distribution on or with respect to any shares of its capital stock.
                  (b)  The Company and each of its Subsidiaries shall:
 (i) operate their respective businesses diligently, in good faith and in the ordinary course of business, consistent with past practices; and (ii) preserve its business, goodwill and business relationships.
         ARTICLE VI
         OBLIGATIONS OF THE SHAREHOLDER
         The Shareholder hereby covenants and agrees with INTERSOLV that:
         6.01 Confidentiality. The Shareholder shall hold and shall cause his attorneys, accountants or other agents or authorized representatives to hold, in strict confidence, and not disclose to any other party or use for any purpose other than to consummate the transactions contemplated by this Agreement without the express prior written consent of INTERSOLV, all information contained in the INTERSOLV
Disclosure Statement, except as may be required by applicable law or as otherwise contemplated herein. Without the express prior written consent of INTERSOLV, the Shareholder shall not provide any person a copy of this Agreement or communicate to any person the contents of this Agreement, except to his attorneys, accountants or other agents or authorized representatives on a need to know basis (all of whom shall have agreed to comply with the provisions of this Section
6.01) or as required by applicable law.
         6.02 Best Efforts. The Shareholder shall use his best efforts to prevent any of his representations and warranties from becoming untrue. In addition, the Shareholder shall use his best efforts to take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under this Agreement, applicable laws and regulations to enable, consummate, make effective and evidence the transactions contemplated hereby.
         ARTICLE VII
         CONDITIONS PRECEDENT TO THE OBLIGATIONS
         OF INTERSOLV
         Each and every obligation of INTERSOLV under this Agreement to be performed at or before the Closing shall be subject to the satisfaction, at or before the Closing, of each of the following conditions, except to the extent that INTERSOLV shall have waived such satisfaction:
         7.01 Representations and Warranties; Performance. Each of the representations and warranties made by the Shareholder and the Company herein shall be true and correct in all material respects as of the Closing with the same effect as though made at such time; and the Shareholder and the Company shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing. The Shareholder shall have delivered to INTERSOLV a certificate certifying to the fulfillment of the foregoing conditions.
         7.02 Opinion of Counsel. INTERSOLV shall have received an opinion of counsel to the Shareholder, in form and substance reasonably satisfactory to INTERSOLV, dated as of the date of the Closing (the "Closing Effective Date"), substantially to the effect set forth in Exhibit 6 hereto.
         7.03  Employment and Non-Competition Agreements.
INTERSOLV and the Shareholder shall have executed and delivered an Employment and Non-Competition Agreement substantially in the form attached hereto as Exhibit 1A, and INTERSOLV and Safdie shall have executed and delivered an Employment and Non-Competition Agreement substantially in the form attached hereto as Exhibit 1B.
         7.04 Resignation of Directors and Officers. Each director and officer of the Company and its Subsidiaries shall have resigned from each such position effective as of the Closing.
         7.05 Registration Rights Agreement. INTERSOLV and the Shareholder shall have executed the Registration Rights
Agreement substantially in the form of Exhibit 2 hereto.
         7.06 Accounting Treatment. INTERSOLV's independent certified public accountants shall have determined that INTERSOLV is entitled to account for the transaction contemplated by this Agreement using the pooling of interests method.
         7.07 Option Agreements. The Shareholder and Safdie shall have executed and delivered the Option Letter Agreement substantially in the form attached hereto as Exhibit 8.

         ARTICLE VIII
         CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
         THE SHAREHOLDER
         Each and every obligation of the Shareholder under this Agreement to be performed at or before the Closing (except for his obligations with respect to confidentiality) shall be subject to the satisfaction, at or before the Closing, of each of the following conditions, except to the extent that the Shareholder shall have waived such satisfaction with respect to his obligations:
         8.01 Representations and Warranties; Performance. Each of the representations and warranties made by INTERSOLV herein shall be true and correct in all material respects as of the Closing with the same effect as though made on such date; and INTERSOLV shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing. INTERSOLV shall have delivered to the Shareholder a certificate, signed on its behalf by its President and Secretary or Assistant Secretary, dated the Closing Effective Date, certifying to the fulfillment of the foregoing conditions.
         8.02 Opinion of Counsel. The Shareholder shall have received an opinion of counsel to INTERSOLV, dated the Closing Effective Date, in form and substance reasonably satisfactory to the Shareholder, substantially to the effect set forth in
Exhibit 7 hereto.
         8.03 Valid Issuance of INTERSOLV Shares. The shares of INTERSOLV Common Stock to be issued to the Shareholder pursuant to this Agreement when so issued will be duly and validly authorized and issued, fully paid and nonassessable.
         8.04 Registration Rights. INTERSOLV and the Shareholder shall have executed the Registration Rights Agreement substantially in the form of Exhibit 2 hereto.
         8.05 Employment and Non-Competition Agreements. INTERSOLV and the Shareholder shall have executed the Employment and Non-Competition Agreement substantially in the form of Exhibit 1A hereto.
         8.06 Option Agreements. The Shareholder and Safdie shall have executed and delivered the Option Letter Agreement substantially in the form attached hereto as Exhibit 8.

         ARTICLE IX
         INDEMNIFICATION
         9.01 Shareholder Indemnification. The Shareholder hereby indemnifies, defends and holds harmless INTERSOLV, its permitted successors and assigns, officers, directors and shareholders (collectively, the "INTERSOLV Indemnitees") from and against, and shall reimburse each of the INTERSOLV
Indemnitees for, all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including interest, penalties, court costs and reasonable attorneys' fees and expenses, asserted against, resulting to, imposed upon or incurred by any of the INTERSOLV Indemnitees, directly or indirectly, with respect to any misrepresentation or breach by the Shareholder or the Company of any representation, warranty, undertaking or covenant of the Shareholder or the Company contained herein.
         9.02 INTERSOLV Indemnification. INTERSOLV hereby indemnifies, defends and holds harmless the Shareholder, his permitted successors and assigns, officers, directors and shareholders (collectively, the "Shareholder Indemnitees") from and against, and shall reimburse each of the Shareholder Indemnitees for, all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including interest, penalties, court costs and reasonable attorneys' fees and expenses, asserted against, resulting to, imposed upon or incurred by any of the Shareholder Indemnitees, directly or indirectly, with respect to any misrepresentation or breach by INTERSOLV of any representation, warranty, undertaking or covenant of INTERSOLV contained herein.
         9.03 Claims by Third Parties. A party seeking indemnification pursuant to Section 9.01 or 9.02 (an
"Indemnitee") shall give the party from whom indemnification is sought (an "Indemnifying Party") notice of any claim or the commencement of any action or proceeding for which such Indemnitee seeks indemnification, and such Indemnitee shall permit the Indemnifying Party to assume the defense of any claim or any litigation resulting from such claim with counsel satisfactory to the Indemnitee. The failure by any Indemnitee to give an Indemnifying Party timely notice shall not preclude any Indemnitee from seeking indemnification from any Indemnifying Party except to the extent that such failure has materially prejudiced the Indemnifying Party's ability to defend the claim or litigation. No Indemnifying Party shall settle any claim for which any Indemnitee seeks indemnification in respect of an indemnifiable claim hereunder or consent to entry of any judgment in litigation arising from such a claim without obtaining a release of each Indemnitee from all liability in respect of such claim or litigation. If an Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, or if injunctive relief is sought against an Indemnitee, the Indemnitee may, but shall have no obligation to, defend against or settle such claim or litigation in such manner as it may deem appropriate.
 The Indemnifying Party shall promptly reimburse each Indemnitee for the amount of all expenses, legal or otherwise, incurred by such Indemnitee in connection with the defense against or settlement of such claim or litigation. If no settlement of the claim or litigation is made, the Indemnifying Party shall promptly reimburse each Indemnitee for the amount of any judgment rendered with respect to such claim or in such litigation and of all expenses, legal and otherwise, incurred by each Indemnitee, in the defense against such claim or litigation.
         9.04 Set-off. INTERSOLV in its sole discretion, and upon notice to the Shareholder, may elect to set-off any amount payable to the Shareholder by INTERSOLV, against any amount for which INTERSOLV is entitled to indemnification under this Article or any other amount payable by the Shareholder to INTERSOLV, provided that INTERSOLV shall be indemnified in the manner provided in this Article for any amount for which it is entitled to indemnification which is not covered by such set-off.
         9.05 Limitations. The liability of the Indemnifying Party under this Article IX shall not exceed the Purchase
Price. The Indemnifying Party shall not have any obligations under this Article IX until the aggregated amount of liability of the Indemnifying Party exceeds $100,000 and then only to the extent in excess of $100,000.
         ARTICLE X
         MISCELLANEOUS PROVISIONS
         10.01 Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of the Shareholder, the Company and INTERSOLV.
         10.02 Waiver of Compliance; Consents. Any failure of the Shareholder, the Company or INTERSOLV to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the other party or parties, but no waiver shall be effective for any purpose unless it is expressed and in writing, and any such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party or parties hereto, such consent shall be effective only if given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this
Section 10.02.
         10.03 Investigations; Survival of Representations and Warranties. The respective representations and warranties of the Shareholder, the Company and INTERSOLV contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party or parties hereto. Each and every such representation and warranty, together with the indemnification contained in Article IX hereof, shall survive the Closing for five (5) years after the Closing, except (i) to the extent that a longer period is otherwise specifically provided hereunder and (ii) the representations set forth in Section 2.11 or otherwise herein relating to federal, state, local or foreign taxes shall survive until the later of (A) the final resolution of any contingencies involved in any open tax year and (B) the expiration of all applicable statutes of limitations and extensions thereof.
         10.04 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, facsimile transmission or mailed first class with postage prepaid:
                  (a)         If to the Shareholder, to:

                           Mr. Michael I. Goldman
                           170 Glenview Road
                           South Orange, New Jersey  07079

                           with copy to:

                           Robert A. Sochor, Esq.
                           Carchman, Sochor
                           23 Vreeland Road
                           Florham Park, New Jersey  07932


or to such other person or address as the Shareholder shall furnish to INTERSOLV in writing pursuant to the above;
                  (b)         If to INTERSOLV, to:

                           INTERSOLV, Inc.
                           3200 Tower Oaks Boulevard
                           Rockville, Maryland  20852

                           Attention:  Kevin J. Burns
                                               President

                           with copy to:
                           Arent Fox Kintner Plotkin & Kahn
                           1050 Connecticut Avenue, N.W.
                           Washington, D.C.  20036

                           Attention:  Robert B. Hirsch, Esq.


or to such other person or address as INTERSOLV shall furnish to the Shareholder in writing pursuant to the above.
         10.05 Assignment. This Agreement and all of the provisions hereof shall be binding upon the parties hereto and their respective successors and assigns and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.
         10.06 Counterparts. This Agreement may be executed in two or more fully or partially executed counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
         10.07 Headings; Interpretation. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Words of any gender used in this Agreement shall include any other gender. Words in the singular number shall include the plural, and words in the plural shall include the singular, when the sense requires.
Except to the extent the context requires otherwise,
(i) "including" means "including, but not limited to,"
(ii) "any" means "any and all," (iii) "may" means "may, but shall not be obligated to," and (iv) "at any time" means "at any time and from time to time."
         10.08 Governing Law. This Agreement shall be governed by and enforced and construed in accordance with the laws of the State of Delaware as applied to contracts entered into in and to be wholly performed within such State, except with regard to the internal affairs of corporations not incorporated in Delaware (which internal affairs shall be governed by the laws of the state or other jurisdiction of incorporation).
         10.09 Time of Essence. Time is of the essence with respect to each provision of this Agreement in which time is an element.
         10.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity, without any need to post any bond or other security.
         10.11 Attorneys' Fees. In the event of any action instituted by any party or parties hereto arising under this Agreement, the prevailing party or parties shall be entitled to recover from the losing party or parties all of its costs and expenses, including attorneys' fees, in addition to any other available remedy.
         10.12 Entire Agreement. This Agreement and the attached Exhibits embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior negotiations, agreements and understandings among the parties with respect to such subject matter.
         10.13 Expenses. All costs and expenses incurred in connection with the Agreement and the transactions contemplated hereby shall be paid by the party or parties incurring such expenses, except that INTERSOLV or the Company shall pay the reasonable and customary costs incurred by the Company for the rendition of professional services directly related to this transaction (the following being agreed upon:
 $50,000 to Updata; $30,000 to Carchman, Sochor; up to $20,000 to M. I. Grossman & Co; and up to $3,000 for legal costs incurred by Barney J. B. Safdie).
         10.14 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
         10.15  Personal Releases.
                  (a) The Company Disclosure Schedule accurately reflects all Company leases, agreements, contracts, promissory notes, and loan agreements (collectively, the "Obligations") to which the Shareholder and/or his spouse (Esther Goldman) are personally obligated by virtue of their being guarantors, obligors, endorsers or the like. The Shareholder and the Company represent and warrant that all payments that are currently due on the Obligations have been made as prescribed by the documents evidencing the Obligations, and that no Obligations are in default on account of non-payment.
INTERSOLV agrees to use its best efforts to secure consents from the appropriate parties to the assignment of the Obligations to itself or any Subsidiary of INTERSOLV, as well as to secure the release of the Shareholder and his spouse from their personal responsibility or obligation with respect thereto. In the event that INTERSOLV is unable to secure said release(s), then it hereby agrees to indemnify and hold harmless the Shareholder and his spouse, and their heirs, successors and personal representatives, from any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including interest, court costs and reasonable attorneys' fees and expenses asserted against, resulting to, imposed upon or incurred by the Shareholder and/or his spouse with respect to any such Obligation.
                  (b) In the event of any demand or claim, the Shareholder and/or his spouse, as the case may be, shall give notice to INTERSOLV as described in Section 10.04, and the procedures, rights and obligations contained therein applicable to an indemnitor and indemnitee shall apply to the indemnity contained in this Section.
         10.16 Stock Options. Subject to the approval of the appropriate committee of INTERSOLV's Board of Directors, following the Closing INTERSOLV shall grant options for a total of 50,000 shares of INTERSOLV Common Stock to specified
Company employees in amounts to be mutually agreed upon by INTERSOLV and the respective Company employees and on terms and conditions customary for other similarly situated
INTERSOLV employees.
         10.17 Other Employment Agreements. INTERSOLV intends to offer one year employment agreements to approximately seven employees of the Company, the terms and conditions to be mutually agreed upon.
         10.18 Art Work. The Company Disclosure Schedule reflects works of art located at the Company's offices in Parsippany, New Jersey. Certain pieces of art work identified in the Company Disclosure Schedule are the personal property of the Shareholder and his spouse which are to remain their personal property and may be removed by either of them at will at any time. In addition, there are certain works of art identified in the Company Disclosure Schedule that are the property of the Company.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first above written.


INTERSOLV:         INTERSOLV, INC.         (Corporate Seal)




            By:         s/s Kevin J. Burns
                            Kevin J. Burns
                            President



The Shareholder:         s/s Michael I. Goldman
                             MICHAEL I. GOLDMAN



The Company:         (Corporate Seal)

         PC STRATEGIES AND SOLUTIONS,
INC.


         By:  s/s Michael I. Goldman
              Michael I. Goldman
              President


(..continued)








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